Exhibit 10.27

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 31, 2007, by and between SurModics, Inc., a Delaware corporation (the “Company”), and Arthur J. Tipton, Ph.D. (“Executive”).

BACKGROUND

     A. Executive currently serves as President and Chief Executive Officer of Brookwood Pharmaceuticals, Inc. a Delaware corporation (“Brookwood”).

     B. The Company, Brookwood and others have entered into a Stock Purchase Agreement, dated as of the date hereof, under which Brookwood became a wholly-owned subsidiary of the Company (the “Purchase Agreement”). The date on which such transaction closes shall be the “Effective Date” for purposes of this Agreement.

     C. The Company and Executive desire that Executive be employed by the Company, under the terms of this Agreement.

     D. It is desirable and in the best interests of the Company to protect confidential, proprietary, and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company, and to secure cooperation from former executives with respect to matters related to their employment with the Company.

AGREEMENT

     In consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the parties, intending to be legally bound, agree as follows:

     1. EMPLOYMENT. Executive’s employment under this Agreement shall commence on the Effective Date and shall continue in effect for three (3) years, unless earlier terminated in accordance with Section 5 of this Agreement (the “Term”). Following expiration of the Term, if Executive then remains employed by the Company such continued employment shall be on such terms and conditions as may be established from time to time by the Company.

     2. POSITION AND DUTIES. During Executive’s employment under this Agreement, Executive will have the following position, duties, and responsibilities:

     (a) Position with the Company. Executive will serve as Vice President of the Company and President of Brookwood, and will perform such duties and responsibilities of an executive nature or a similar nature as the Company may reasonably assign to him from time to time.

     (b) Performance of Duties and Responsibilities. Executive will serve the Company faithfully using his reasonable best efforts and will devote Executive’s full working time, attention, and efforts to the business of the Company. Executive will follow applicable policies and procedures adopted by the Company from time to time. Executive will not engage in other employment or other material business activity, except as approved in writing by the Company. Executive hereby represents and confirms that Executive is under no contractual or legal commitments that would prevent him from fulfilling Executive’s duties and responsibilities as set forth in this Agreement. Notwithstanding the foregoing, it shall not be a violation of this Section 2 for Executive to (i) serve on civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements (provided that such activities do not relate to the business or operations of the Company, in which case any such activities by Executive must be consistent with Company policies and practices with respect to lectures and/or public communications), (iii) with the prior written consent of the Company, which shall not be unreasonably withheld, serve on boards or committees of for-profit entities that do not compete with the Company, or (iv) manage personal investments, in each case so long as such activities do not materially interfere with the performance of Executive’s responsibilities and duties hereunder and are not inconsistent with Executive’s obligations under this Agreement, any exhibits hereto, or any other written agreement that may be entered into by the Company and Executive.

     3. COMPENSATION. During Executive’s employment under this Agreement, Executive will be provided with the following compensation and benefits:

     (a) Base Salary. The Company will pay to Executive for services provided hereunder a base salary at an annualized rate of $275,000.00, which base salary will be paid in accordance with the Company’s normal payroll policies and procedures, but in any event not less frequently than monthly. The Company’s board of directors or authorized committee of the board (the “Board”) will review Executive’s performance on an annual basis and determine any adjustments to Executive’s base salary in its sole discretion; provided, however, that no pay adjustment shall occur before October 1, 2008.

     (b) Bonus. For fiscal year 2007, Executive shall continue to participate in the Brookwood bonus program based on performance through December 31, 2007. Thereafter, commencing January 1, 2008, Executive shall be entitled to participate in the Company’s Incentive Compensation Program, or such replacement program as in effect from time to time for senior managers of the Company of comparable position and status (any such program a “Company Incentive Program”), based upon achievement of objectives established by the Company and/or the Board. For fiscal year 2008, Executive’s participation in the Company’s Incentive Compensation Program shall be pro-rated based on his participation in the program during the period from January 1, 2008 through September 30, 2008. Executive must be employed by the Company on the date of payment of any bonus award in order to be eligible for any such award.

     (c) Initial Equity Grant. Within 90 days after commencement of Executive’s employment with the Company, the Company will grant to Executive equity awards with an aggregate value, as determined by the Board in accordance with Section 7.8(a) of the Purchase Agreement, equal to $900,000, 70% in the form of restricted stock and 30% in the form of performance shares under the Company’s Performance Share Award Program. The awards shall be pursuant to the Company’s 2003 Equity Incentive Plan and definitive restricted stock and/or performance share agreements to be entered into between the Company and Executive.

     (d) Other Equity. Executive shall be entitled to participate in the Company’s Performance Share Award Program as in effect from time to time for officers of the Company of comparable position and status, upon such terms and conditions established by the Board (the “PSA Program”).

     (e) Employee Benefits. Executive will be entitled to participate in all employee benefit plans and programs (including without limitation vacation time off) generally available to executive employees of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program. Executive’s participation in any plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program. The Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program. With respect to any employee benefit plans or programs of the Company that base the availability, amount or duration of benefits on time of service, the Company shall grant to Executive credit for the period of time he was employed by Brookwood and SRI prior to the Effective Date.

     (f) Expenses. The Company will promptly reimburse Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities to the Company, subject to the Company’s normal policies and procedures for expense verification and documentation.

     4. RELATED AGREEMENTS.

     (a) Confidential Information/Restrictive Covenants. In consideration for Executive’s employment hereunder, the compensation and benefits to be provided hereunder and otherwise in connection with Executive’s employment with the Company, Executive agrees to execute a Non-Competition, Invention, and Non-Disclosure Agreement in the form attached as Exhibit A hereto.

     (b) Change of Control. In recognition of Executive’s key position with the Company, the uncertainty that can be created for executives in the event of a change of control and the Company’s desire to retain Executive’s full attention and commitment to the Company in the event of any potential change of control of the Company, the Company and Executive agree to execute a Change of Control Agreement in the form attached as Exhibit B hereto.

     5. TERMINATION OF EMPLOYMENT.

     (a) The Executive’s employment with the Company under this Agreement will terminate upon:

     (i) expiration of the Term;

     (ii) the Company providing written notice to Executive of the termination of Executive’s employment, effective as of the date stated in such notice;

     (iii) the Company’s receipt of Executive’s written resignation from the Company, effective as of the date indicated in such resignation or at such earlier date as the Company in its sole discretion shall determine;

     (iv) Executive’s Disability; or

     (v) Executive’s death.

     (b) The date upon which Executive’s termination of employment with the Company is effective is the “Termination Date.”

     6. PAYMENTS UPON TERMINATION OF EMPLOYMENT.

     (a) Termination Without Cause or For Good Reason. If, prior to the expiration of the Term, Executive’s employment with the Company is terminated (i) by the Company for any reason other than for Cause or (ii) by Executive for Good Reason, then, in addition to such base salary, paid time off and other vested benefits that have been earned but not paid to Executive as of the Termination Date (collectively, the “Earned Compensation”), the Company will:

     (i) pay to Executive severance pay in an amount equal to Executive’s then-current annual base salary (but such amount not to exceed two times the annual compensation limit in effect as of the Termination Date pursuant to Section 401(a)(17) of the Internal Revenue Code), payable in equal installments on the Company’s regular payroll schedule over a 12-month period following the Termination Date; and

     (ii) if Executive is eligible for and elects continuation of group medical and/or dental insurance coverage with the Company following the Termination Date in accordance with applicable laws and plans, reimburse Executive for the premium costs of such continuation coverage, at the same level of coverage that was in effect as of the Termination Date, at the election of Executive for up to 18 consecutive months following the Termination Date or, if earlier, until such continuation coverage is no longer available to Executive under applicable laws and plans.

     (b) Other Termination. If prior to the expiration of the Term Executive’s employment with the Company is terminated by reason of:

     (i) Executive’s resignation for any reason other than Good Reason,

     (ii) termination of Executive’s employment by the Company for Cause, or

     (iii) Executive’s death or Disability,

then the Company will pay to Executive, or Executive’s beneficiary or estate, as the case may be, the Earned Compensation.

     (c) Cause. “Cause” hereunder means:

     (i) Executive’s commission of any act constituting a felony, or Executive’s conviction or guilty or no contest plea to any criminal misdemeanor or more serious act;

     (ii) any intentional or willful act of fraud or dishonesty by Executive related to or connected with Executive’s employment by the Company or otherwise likely to cause material harm to the Company or its reputation;

     (iii) the willful or continued failure, neglect, or refusal by Executive to perform Executive’s employment duties with the Company or to fulfill Executive’s fiduciary responsibilities to the Company, which failure, neglect, or refusal has not been cured by Executive within 15 days after written notice thereof to Executive from the Company;

     (iv) a material violation by Executive of the Company’s policies or codes of conduct; or

     (v) the willful and/or material breach of this Agreement by Executive.

     (d) Disability. “Disability” hereunder means the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of Executive’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 120 days or more during any 180-day period. A period of inability is “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

     (e) Good Reason. Resignation for “Good Reason” hereunder means that Executive has provided written notice to the Company within 90 days following the occurrence of any of the following events, which notice describes the event giving rise to the resignation, and the Company has not cured the event within 30 days after receiving such notice from Executive:

     (i) the assignment of Executive without Executive’s consent to a position with material responsibilities or duties of a lesser status or degree than the position of Vice President of the Company;

     (ii) the relocation of Executive’s principal office for Company business, without Executive’s consent, to a location more than fifty (50) miles outside the Executive’s work location as of the Effective Date; or

     (iii) a material breach of this Agreement by the Company.

     (f) Other Obligations. In the event of termination of Executive’s employment, the sole obligation of the Company under this Agreement will be its obligation to make the payments called for by Sections 6(a) or 6(b) hereof, as the case may be, and the Company will have no other obligation to Executive or to Executive’s beneficiary or estate.

     (g) Conditions. Notwithstanding the foregoing provisions of this Section 6, the Company will not be obligated to make any payments to Executive under Section 6(a) hereof unless: (i) Executive has signed a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents; (ii) all applicable rescission periods provided by law for releases of claims shall have expired and Executive shall have signed and not rescinded the release of claims; and (iii) Executive is in strict compliance with the terms of this Agreement as of the dates of such payments.

     (h) Offset. In the event that Executive is eligible for any benefits following termination of employment under the Change of Control Agreement referenced in Section 4(b) above, or under any other agreement, plan, program or applicable law relating to the provision of notice or payment of severance or similar pay and benefits following termination of Executive’s employment with the Company, then the amounts payable by the Company under Section 10(a) of this Agreement shall be reduced by all notice, pay and benefits to which Executive is entitled under such other agreement, plan, program or law.

     7. OTHER POST-TERMINATION OBLIGATIONS.

     (a) Immediately upon termination of Executive’s employment with the Company for any reason, Executive will resign all positions then held as a director or officer of the Company and of affiliated entity of the Company.

     (b) Upon termination of Executive’s employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in Executive’s possession or under Executive’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company.

     (c) Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee, cooperate with the Company in connection with the transition of Executive’s duties and responsibilities for the Company; consult with the Company regarding business matters that Executive was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of Executive’s employment by or service to the Company or any related entity; provided, however, that (i) the Company shall not unreasonably request such cooperation of Executive, (ii) the Company shall reimburse Executive or pay directly any reasonable expenses actually incurred in connection with such cooperation and assistance by Executive, and (iii) Executive shall not be required to assist or cooperate with the Company to the extent such assistance or cooperation would prevent Executive from performing, or would materially interfere with Executive’s performance of, the duties or responsibilities of his then-current occupation.

     (d) Executive will not at any time disparage, defame, or besmirch the reputation, character, image, products, or services of the Company or any of its affiliates, or the reputation or character of any of its current or former directors, officers, employees, or agents; provided that nothing in this Section 11(d) is intended to prevent or interfere with Executive making any required or reasonable communications with, or providing information to, any governmental, law enforcement, or stock exchange agency or representative, or in connection with any governmental investigation, court, administrative or arbitration proceeding.

     (e) The Company will not at any time disparage, defame, or besmirch the reputation, character, or image of Executive; provided that nothing in this Section 11(e) is intended to prevent or interfere with the Company making any required or reasonable communications with, or providing information to, any governmental, law enforcement, or stock exchange agency or representative, or in connection with any governmental investigation, court, administrative or arbitration proceeding.

     12. MISCELLANEOUS.

     (a) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, and local income and employment taxes as the Company shall reasonably determine are required to be withheld pursuant to any applicable law or regulation.

     (b) Section 409A. This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (the “Code”), including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

     (c) Governing Law. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Minnesota, without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

     (d) Jurisdiction and Venue. The parties consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction.

     (e) Waiver of Jury Trial. To the extent permitted by law, the parties waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement.

     (f) Entire Agreement. This Agreement contains the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein.

     (g) No Violation of Other Agreements. Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written, or other) to which Executive is a party or by which Executive is bound.

     (h) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to the Buyer or any of its affiliated entities.

     (i) Amendments. No amendment or modification of this Agreement will be effective unless made in writing and signed by the parties hereto.

     (j) Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.

     (k) Severability. To the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.

     (l) Survival. The provisions of this Agreement that by their terms or implication extend beyond the Term shall survive the termination or expiration of the Term and termination of Executive’s employment with the Company for any reason.

     (m) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

     (n) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device with confirmation; (iii) delivered by reliable overnight courier; or (iv) three business days after being sent by registered or certified mail, postage prepaid, and in the case of (iii) and (iv) addressed as follows:

[Insert contact information]

[Signature page follows]

     The parties have executed this Agreement effective as of the date set forth in the first paragraph.

SURMODICS, INC.

By:	/s/ Bruce J Barclay
Bruce J Barclay
Its President and Chief Executive Officer

/s/ Arthur J. Tipton, Ph.D
Arthur J. Tipton, Ph.D.

NON-COMPETITION, INVENTION, NON-DISCLOSURE AGREEMENT

THIS AGREEMENT is  made between SurModics, Inc., a Minnesota corporation (hereinafter “SurModics”) and Arthur J. Tipton, Ph.D. (hereinafter “Employee”) and shall become binding upon Employee’s signing.

I.	DEFINITIONS

	A.	“SurModics” means SurModics, Inc., and any existing or future SurModics subsidiaries or affiliates, owned or controlled, directly or indirectly, by SurModics, and any successor in interest to SurModics.

	B.	“Confidential Information” means information not generally known about SurModics’ processes and products, including but not limited to information relating to research, development, manufacturing, purchasing, accounting, engineering, marketing, merchandising, licensing and selling. All information disclosed to Employee or to which Employee obtains access or creates while employed by SurModics, which Employee has a basis to believe to be Confidential Information, or which is treated by SurModics as Confidential Information, shall be presumed to be Confidential Information.

	C.	“Inventions” means discoveries, developments, improvements and ideas (whether or not shown or described in writing or reduced to practice and whether patentable or not):

		1.	relating to SurModics’ business, including but not limited to manufacturing, research, development or other investigations; or

		2.	relating to ideas, work, or investigations conceived or carried on by Employee, solely or jointly with others, in connection with or because of Employee’s employment by SurModics, or about which Employee acquires Confidential Information.

	D.	“Copyrightable Works” means all subject matter which is copyrightable and created by Employee, alone or jointly with another, within the scope of Employee’s employment with SurModics or using SurModics’ time, equipment, or Confidential Information.

	E.	“Competitor” means any person or entity that researches, develops, produces, markets, sells, licenses, or leases products or processes that are the same as or similar to, or compete with, products or processes that Employee worked on or was involved with at SurModics, or about which Employee learned Confidential Information.

	F.	“Competing Product” means any product or process by a Competitor that is the same or similar to, or competes with, any product or process that Employee worked on or was involved with at SurModics, or about which Employee learned Confidential Information.

II.	EMPLOYEE IS EMPLOYED OR DESIRES TO BE EMPLOYED BY SURMODICS IN A CAPACITY IN WHICH EMPLOYEE MAY RECEIVE OR CONTRIBUTE TO CONFIDENTIAL INFORMATION. EMPLOYEE MAY BECOME FAMILIAR WITH UNIQUE BUSINESS METHODS AND PROCEDURES USED BY SURMODICS AND MAY BECOME FAMILIAR WITH SURMODICS’ CUSTOMERS. IN CONSIDERATION OF SUCH EMPLOYMENT OR CONTINUED EMPLOYMENT AND IN CONSIDERATION OF BEING GIVEN ACCESS TO CONFIDENTIAL INFORMATION IT IS HEREBY AGREED:

	A.	Except as specifically disclosed on the form entitled “Conflict of Interest Disclosure Statement”, Employee warrants that no conflicts of interest exist which prevent the Employee from entering into this Agreement, including but not limited to:

		1.	Contractual arrangements that restrict Employee from performing any of his or her current or anticipated duties at SurModics, including but not limited to confidentiality, non-disclosure, or noncompetition agreements and/or employee agreements with current and former employers or contractors.

Exhibit A Page 1

NON-COMPETITION, INVENTION, NON-DISCLOSURE AGREEMENT (Continued)

	2.	Activities for, or duties to, any third party for which Employee will receive monetary payment or compensation.

	3.	Outside activities and involvements of employee including ownership in competing or related businesses or in suppliers of products or services to SurModics.

	4.	The interest of any immediate family member of Employee in any entity that directly competes with any existing or planned activity of SurModics.

	5.	Any other partnerships, inventions or development of Employee which may possibly interfere with the Employee’s current or anticipated duties at SurModics.

B.	Employee agrees to refrain from using or disclosing any information to SurModics which Employee knows, or has reason to know, infringes any trade secret or other proprietary right of any third party.

C.	With respect to any Invention and Copyrightable Works made, authored, conceived, or reduced to practice by Employee, either solely or jointly with others, 1) during Employee’s employment by SurModics, whether or not during normal working hours or whether or not at SurModics’ premises, or 2) within one (1) year after termination of such employment, Employee agrees:

	1.	To keep accurate, complete and timely records (in accordance with SurModics’ policies) for such Inventions and Copyrightable Works, which records shall be SurModics’ property and be retained on SurModics’ premises.

	2.	To promptly and fully disclose and describe such Inventions in writing to SurModics.

	3.	To assign (and Employee hereby does assign) and to hold in trust for the sole right and benefit of SurModics all of Employee’s right, title and interest in and to such Inventions and to any applications for letters patent pertaining to such Inventions in all countries and to any letters patent granted upon such Inventions in all countries.

	4.	Upon SurModics’ request, to acknowledge and deliver promptly to SurModics (without charge to SurModics) such written instruments, and to do such other acts as may be necessary or appropriate in the opinion of SurModics, to permit SurModics to obtain, maintain and enforce its rights in such Inventions and Copyrightable Works and to vest the entire right and title thereto in SurModics.

D.	Notwithstanding any other provision of this Agreement, it is further agreed, and Employee is hereby notified that the above agreement to and assignment of Inventions to SurModics does not apply to any discoveries, developments, improvements and ideas for which no equipment, supplies, facility or trade secrets of SurModics was used and which was developed entirely on Employee’s own time, and

	1.	Which does not relate: a) directly to the business of SurModics, or b) to SurModics’ actual or demonstrably anticipated research or development; or

	2.	Which does not result from any work performed by Employee for SurModics.

E.	Employee agrees to maintain in strict confidence and make no use of any Confidential Information for the benefit of any party other than SurModics. Furthermore, except as necessary for Employee to perform his or her duties under this Agreement, Employee shall not, without written authorization of SurModics or its legal counsel, directly or indirectly divulge Confidential Information to or for any third party. SurModics and Employee agree that any Confidential Information received by the Employee shall not be governed by this Agreement if the Employee can demonstrate by clear and convincing documentary evidence that such Confidential Information:

	1.	was lawfully in the possession of the Employee prior to lawfully obtaining it from SurModics; or

	2.	is or becomes part of the public knowledge or literature through no act or failure to act of the Employee; or

NON-COMPETITION, INVENTION, NON-DISCLOSURE AGREEMENT (Continued)

	3.	is or becomes available to the Employee from an unrestricted third party without breach of a confidential relationship.

F.	Upon termination of Employee’s employment with SurModics, Employee agrees that all SurModics’ property, including but not limited to all records containing Confidential Information and copies thereof, which are in Employee’s possession, whether prepared by Employee or others, will be left with or delivered to Employee’s supervisor.

G.	Except as specifically disclosed on the form entitled “Inventions and Developments Prior to Employment with SurModics”, reviewed and signed by both Employee and SurModics, Employee will not assert any rights under any Inventions as having been made or acquired by Employee prior to the employment of Employee by SurModics.

H.	Employee agrees that during Employee’s employment and for a period of two (2) years immediately following termination of employment with SurModics, Employee will not render services anywhere in the United States, directly or indirectly, to or for any Competitor. Provided, however, that Employee may render services for a Competitor during the two-year period following termination of Employee’s employment with SurModics if: (1) Employee’s services do not include any responsibilities for, or in connection with, a Competing Product at any time during such two-year period, (2) such services will not at any time involve the use or disclosure, or likely use or disclosure, of Confidential Information, and (3) SurModics receives written assurances satisfactory to it from the Competitor and Employee that Employee’s services for the Competitor will not violate this Agreement and that Competitor has received a copy of this Agreement. “Render services” as used in this paragraph shall include directly or indirectly owning, managing, operating, controlling, being employed by, providing services to, consulting for, or otherwise participating with, any Competitor.

I.	Employee agrees that, during Employee’s employment and for a period of two (2) years immediately following termination of Employee, Employee shall not, directly or indirectly, sell, or solicit for the purpose of selling, any Competing Product to any SurModics’ customer or potential customer (1) with whom Employee (or his/her supervisees) had contact on SurModics’ behalf within the last two (2) years of employment or (2) about whom Employee received or contributed Confidential Information during Employee’s employment with SurModics. For purposes of this paragraph “sell” or “selling” shall include selling, leasing, marketing, licensing, or otherwise providing products or services.

J.	Employee agrees that during Employee’s employment and for a period of two (2) years immediately following termination of employment with SurModics, Employee will not hire or solicit for the purpose of hiring or inducing to leave SurModics, any SurModics employee. For purposes of this paragraph, “SurModics employee” shall include any current SurModics employee and any person who was employed by SurModics at any time during the last six (6) months of Employee’s employment.

K.	Employee agrees that the restrictions and obligations contained in this Agreement shall survive termination of Employee’s employment with SurModics and shall apply to Employee regardless of the reason for termination of Employee’s employment, whether voluntary or involuntary. Employee agrees Employee’s employment with SurModics is at will and that nothing in this Agreement alters Employee’s at-will employment.

L.	Employee and SurModics acknowledge and agree that SurModics informed Employee, as part of the offer of employment and prior to Employee’s accepting employment with SurModics, that noncompetition, invention and confidentiality provisions would be required as part of the terms and conditions of Employee’s employment. Employee and SurModics further acknowledge and agree that the geographic and duration restrictions set forth in the above noncompetition provisions have been carefully considered and negotiated between Employee and SurModics. Employee and SurModics agree that the restrictions contained in this Agreement are reasonable and will not unduly restrict Employee in securing other employment in the event of Employee’s termination.

M.	SurModics’ action in not enforcing a breach of any part of this Agreement shall not constitute a waiver or prevent SurModics from enforcing the Agreement as to such breach or any other breach of this Agreement.

NON-COMPETITION, INVENTION, NON-DISCLOSURE AGREEMENT (Continued)

N.	Employee expressly acknowledges and agrees that any violation or threatened violation of any term of this Agreement shall entitle SurModics to issuance of a temporary restraining order and/or other injunction against Employee (in addition to any other legal or equitable remedies available to SurModics) and to collect from Employee SurModics’ reasonable attorney’s fees incurred in bringing such legal or equitable action or otherwise enforcing the terms and conditions of the Agreement.

O.	If any term of this Agreement is deemed unenforceable, void, voidable or illegal, SurModics and Employee agree that a court of competent jurisdiction shall modify such term to make it enforceable to the maximum extent possible and thereafter enforce such term. If such term cannot be so modified, such term shall be deemed severable from all other terms of this Agreement and all other such terms shall otherwise continue in full force and effect.

P.	The terms of the Agreement shall bind and inure to the benefits of SurModics and its successors and assigns.

Q.	This Agreement incorporates the entire understanding between the parties as to its subject matter and may only be cancelled, modified, or otherwise changed by written agreement signed by SurModics’ authorized officer.

R.	This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, SurModics and Employee have caused this Agreement to be executed in the manner appropriate for each.

By:	/s/ Arthur J. Tipton, Ph.D	31 July 2007
	Employee Signature	Date

Printed Name:	Arthur J. Tipton, Ph.D.

SurModics, Inc.

By:	/s/ Bruce J Barclay	July 31, 2007
	Bruce J Barlcay	Date
President and Chief Executive Officer

CHANGE OF CONTROL AGREEMENT

Parties:	SurModics, Inc.
(“Company”)
9924 West 74th Street
Eden Prairie, MN 55344-3523

Arthur J. Tipton, Ph.D.
(“Executive”)

[address]

Date:	______________, 2007

RECITALS:

     1. Executive currently serves as Vice President of the Company and as President of Brookwood Pharmaceuticals, Inc., a wholly-owned subsidiary of the Company, and Executive has extensive knowledge and experience relating to the Company’s business.

     2. The parties recognize that a “Change of Control” may materially change or diminish Executive’s responsibilities and substantially frustrate Executive’s commitment to the Company.

     3. The parties further recognize that it is in the best interests of the Company and its stockholders to provide certain benefits payable upon a “Change of Control Termination” to encourage Executive to continue in his position in the event of a Change of Control, although no such Change of Control is now contemplated or foreseen.

     4. The parties further desire to provide certain benefits payable upon a termination of Executive’s employment following a Change of Control.

AGREEMENTS:

     1. Term of Agreement. Except as otherwise provided herein, this Agreement shall commence on the date executed by the parties and shall continue in effect until the third anniversary of the date set forth above; provided, however, that if a Change of Control of the Company shall occur during the term of this Agreement, this Agreement shall continue in effect for a period of twelve (12) months beyond the date of such Change of Control. If, prior to the earlier of the third anniversary of this Agreement or a Change of Control, Executive’s employment with the Company terminates for any reason or no reason, or if Executive no longer serves as an executive officer of the Company, this Agreement shall immediately terminate, and Executive shall not be entitled to any of the compensation and benefits described in this Agreement. Any rights and obligations accruing before the termination or expiration of this Agreement shall survive to the extent necessary to enforce such rights and obligations.

     2. “Change of Control.” For purposes of this Agreement, “Change of Control” shall mean any one or more of the following events occurring after the date of this Agreement:

EXHIBIT B

CHANGE OF CONTROL AGREEMENT (Continued)

(a)	The purchase or other acquisition by any one person, or more than one person acting as a group, of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total combined value or total combined voting power of all classes of stock issued by the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total combined value or total combined voting power of such stock, the acquisition of additional stock by the same person or persons shall not be considered a Change of Control;

(b)	A merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving entity for the election of directors of the surviving corporation;

(c)	Any one person, or more than one person acting as a group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons, direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of stock of the Company constituting thirty-five percent (35%) or more of the total combined voting power of all classes of stock issued by the Company;

(d)	The purchase or other acquisition by any one person, or more than one person acting as a group, of substantially all of the total gross value of the assets of the Company during the twelve-month period ending on the date of the most recent purchase or other acquisition by such person or persons. For purposes of this Section 2(d), “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets;

(e)	A change in the composition of the Board of the Company at any time during any consecutive twelve (12) month period such that the “Continuity Directors” cease for any reason to constitute at least a fifty percent (50%) majority of the Board. For purposes of this event, “Continuity Directors” means those members of the Board who either:

(1) were directors at the beginning of such consecutive twelve (12) month period; or

(2) were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board of Directors.

In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Internal Revenue Code of 1986, as amended (the “Code”), Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

CHANGE OF CONTROL AGREEMENT (Continued)

     3. “Change of Control Termination.” For purposes of this Agreement, “Change of Control Termination” shall mean any of the following events occurring upon or within twelve (12) months after a Change of Control:

(a)	The termination of Executive’s employment by the Company for any reason, with or without cause, except for termination resulting from conduct by Executive constituting (i) a felony involving moral turpitude under either federal law or the law of the state of the Company’s incorporation, or (ii) Executive’s willful failure to fulfill his employment duties with the Company; provided, however, that for purposes of this clause (ii), an act or failure to act by Executive shall not be “willful” unless it is done, or omitted to be done, in bad faith and without any reasonable belief that Executive’s action or omission was in the best interests of the Company; or

(b)	The termination of employment with the Company by Executive for “Good Reason.” Such termination shall be accomplished by, and effective upon, Executive giving written notice to the Company of his decision to terminate. “Good Reason” shall mean a good faith determination by Executive, in Executive’s sole and absolute judgment, that any one or more of the following events has occurred, at any time during the term of this Agreement or after a Change of Control; provided, however, that such event shall not constitute Good Reason if Executive has expressly consented to such event in writing or if Executive fails to provide written notice of his decision to terminate within ninety (90) days of the occurrence of such event:

	(1)	A change in Executive’s reporting responsibilities, titles or offices, or any removal of Executive from or any failure to re-elect Executive to any of such positions, which has the effect of diminishing Executive’s responsibility or authority;

	(2)	A reduction by the Company in Executive’s base salary (as increased from time to time);

	(3)	A requirement imposed by the Company on Executive that results in Executive being based at a location that is outside of a twenty-five (25) radius mile of Executive’s prior job location;

	(4)	Without the adoption of a replacement plan, program or arrangement that provides benefits to Executive that are equal to or greater than those benefits that are discontinued or adversely affected:

		(A)	The failure by the Company to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, stock purchase, stock option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Executive is or has been participating; or

CHANGE OF CONTROL AGREEMENT (Continued)

	(B)	The taking of any action by the Company that would adversely affect Executive’s participation or materially reduce Executive’s benefits under any of such plans, programs or arrangements;

(5)	Any action by the Company that would materially adversely affect the physical conditions in or under which Executive performs his employment duties; or

(6)	Any material breach by the Company of any employment agreement between Executive and the Company or its subsidiary.

Termination for “Good Reason” shall not include Executive’s death or a termination for any reason other than one of the events specified in clauses (1) through (6) above.

     4. Compensation and Benefits. Subject to the limitations contained in this Agreement, upon a Change of Control Termination, Executive shall be entitled to all of the following compensation and benefits:

(a)	Within five (5) business days after a Change of Control Termination, the Company shall pay to Executive:

	(1)	All salary and other compensation earned by Executive through the date of the Change of Control Termination at the rate in effect immediately prior to such Termination;

	(2)	All other amounts to which Executive may be entitled to receive under any compensation plan maintained by the Company, subject to any distribution requirements contained in such compensation plans; and

	(3)	A severance payment equal to one (1) times the average annual cash compensation paid to Executive by the Company (or any predecessor entity or related entity) and includible in Executive’s gross income for federal income tax purposes during the Executive’s three most recent taxable years in effect immediately prior to such Termination. For purposes of this paragraph, “annual cash compensation” shall mean the Executive’s annual base salary and cash bonuses. Further, for purposes of this paragraph, “predecessor entity” and “related entity” shall have the meaning set forth in Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder;

(b)	The Company shall continue to provide Executive with coverage under life, health, dental or disability benefit plans at a level comparable to the benefits which Executive was receiving or entitled to receive immediately prior to the Termination or, if greater, at a level comparable to the benefits which Executive was receiving immediately prior to the event which constituted Good Reason. Such coverage shall continue for eighteen (18) months following such Change of Control Termination or, if earlier, until Executive is eligible to be covered for such benefits through his employment with another employer. The Company may, in its sole discretion, provide such coverage through the purchase of individual insurance contracts for Executive;

CHANGE OF CONTROL AGREEMENT (Continued)

(c)	All outstanding Options or Stock Appreciation Rights shall become immediately exercisable, and the risks of forfeiture on any outstanding Restricted Stock Awards or Restricted Stock Unit Awards shall immediately lapse. For purposes of this Agreement, “Option,” “Stock Appreciation Rights,” “Restricted Stock Awards” and “Restricted Stock Unit Awards” shall have the meaning set forth in the SurModics, Inc. 2003 Equity Incentive Plan, or any successor plan; and

(d)	A percentage of the shares or units subject to all outstanding Performance Awards shall become immediately vested and payable. Such percentage shall be equal to Executive’s average percentage achievement under all Performance Awards granted to Executive and for which the Performance Period ended in each of the three calendar years immediately prior to such Change of Control Termination; provided, however, that if Executive was not granted Performance Awards with Performance Periods ending during such entire three-year period, the percentage that shall become immediately vested and payable shall be equal to Executive’s average percentage achievement under all Performance Awards granted to Executive and for which the Performance Period ended in each of the two calendar years immediately prior to such Change of Control Termination; and provided, further, that if Executive was not granted Performance Awards with Performance Periods ending during such entire two-year period, the percentage that shall become immediately vested and payable shall equal fifty percent (50%). For purposes of this Agreement, “Performance Awards” and “Performance Period” shall have the meaning set forth in the SurModics, Inc. 2003 Equity Incentive Plan, or any successor plan.

Notwithstanding the foregoing, if any of the payments described in Section 4 above are subject to the requirements of Code Section 409A and the Company determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of the Change of Control Termination, such payments shall not be paid or commence earlier than the date that is six months after the Change of Control Termination, but shall be paid or commence during the calendar year following the year in which the Change of Control Termination occurs and within 30 days of the earliest possible date permitted under Code Section 409A. Further, in no event shall the benefits described in Section 4(b) extend beyond December 31st of the second calendar year following the calendar year in which the Change of Control Termination occurs.

     5. Limitation on Change of Control Payments. This Section 5 applies only in the event the Company determines that this Agreement is subject to the limitations of Section 280G of the Code, or any successor provision, and the regulations issued thereunder. In the event any Change of Control Benefit, as defined below, payable to Executive would constitute an “excess parachute payment” as defined in Code Section 280G, Executive shall receive a “tax gross-up” payment sufficient to pay the initial excise tax applicable to such excess parachute payment (but excluding the income and excise taxes, if any, applicable to the tax gross-up payment). Such additional cash payment shall be made within sixty (60) days following the effective date of the Change of Control. For purposes of this Section 5, a “Change of Control Benefit” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Executive under any arrangement which is considered contingent on a Change of Control for purposes of Code Section 280G, including, without limitation, any and all of the Company’s salary, bonus, incentive, restricted stock, stock option, equity-based compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

CHANGE OF CONTROL AGREEMENT (Continued)

     6. Withholding Taxes. The Company shall be entitled to deduct from all payments or benefits provided for under this Agreement any federal, state or local income and employment-related taxes required by law to be withheld with respect to such payments or benefits.

     7. Successors and Assigns. This Agreement shall inure to the benefit of and shall be enforceable by Executive, his heirs and the personal representative of his estate, and shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Company will require the transferee of any sale of all or substantially all of the business and assets of the Company or the survivor of any merger, consolidation or other transaction expressly to agree to honor this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such event had taken place. Failure of the Company to obtain such agreement before the effective date of such event shall be a breach of this Agreement and shall entitle Executive to the benefits provided in Sections 4 and 5 as if Executive had terminated employment for Good Reason following a Change in Control.

     8. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. All notices to the Company shall be directed to the attention of the Board of Directors of the Company.

     9. Captions. The headings or captions set forth in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     10. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

     11. Construction. Wherever possible, each term and provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any term or provision of this Agreement is invalid or unenforceable under applicable law, (a) the remaining terms and provisions shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unenforceable term or provision.

     12. Amendment; Waivers. This Agreement may not be modified, amended, waived or discharged in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary or desirable to comply with Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.

CHANGE OF CONTROL AGREEMENT (Continued)

     13. Entire Agreement. This Agreement sets forth Executive’s sole and exclusive remedy with respect to severance benefits payable to Executive upon a Change of Control Termination, and supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the Company and Executive with respect to the subject matter hereof, including but not limited to any negotiations, commitments, agreements or writings relating to any severance benefits payable to Executive, and constitutes the entire agreement and understanding between the parties hereto. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder. For the sake of clarity, in the event Executive’s employment with the Company is terminated without cause, and such termination is not a Change of Control Termination, Executive may be entitled to benefits pursuant to Executive’s Employment Agreement dated _______________, 2007.

     14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     15. Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. Unless otherwise ordered by the arbitrator, the parties shall share equally in the payment of the fees and expenses of the arbitrator. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of the prevailing party’s costs and fees, including the arbitrator’s fees, and expenses, and the prevailing party’s travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

[signature page follows]

CHANGE OF CONTROL AGREEMENT (Continued)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SURMODICS, INC.

By:
Its

Executive